Exhibit 10.1
2009 STOCK OPTION GRANT NOTICE

Employee Name:	Stephen D. Steinour
Number of Non-Qualified Stock Options Subject to Grant:	1,000,000
Date of Grant:	January 14, 2009
Closing Price on Grant Date:	$4.95
THIS STOCK OPTION GRANT NOTICE (this “Grant Notice”) is made as of the date in the box above labeled “Date of Grant” by Huntington Bancshares Incorporated, a Maryland corporation and its subsidiaries (the “Company”), and is hereby communicated to the employee named in the box above (the “Employee”).
WHEREAS, under an employment agreement between the Company and the Employee dated January 14, 2009 (the “Employment Agreement”), the Employee is entitled to receive an amount of stock options of common stock of the Company (“Stock Options”) equal to 1,000,000 shares as of the effective date of the Employment Agreement.
WHEREAS, the Company agreed to grant Stock Options under the Employment Agreement to serve as inducement material to the Employee’s entering into employment with the Company.
WHEREAS, the Company desires to compensate the Employee with a grant of Stock Options to satisfy its obligations under the Employment Agreement.
NOW THEREFORE, in consideration of the premises, the Company grants the Employee Stock Options subject to the following terms and conditions:
1.	This award of Stock Options is not made under, but is subject to all the terms, conditions and limitations of the 2007 Stock and Long-Term Incentive Plan (the “Plan”). The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. The Stock Options are subject to such rules and regulations that the Compensation Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
2.	The Stock Options have been granted effective as of January 14, 2009. The Stock Options will vest in equal increments on each January 14 of the years 2010 through 2014. This Stock Option award will expire at midnight on January 13, 2016, or upon such earlier expiration date as provided in the Plan, and shall not be exercisable thereafter. The option price of this grant is equal to the Fair Market Value (the closing price) as quoted on the NASDAQ Global Select Market per share on January 14, 2009.
3.	In the event of a conflict between this Grant Notice and one or more provisions of the Plan, the provisions in the Plan shall govern. A copy of the Plan is available upon request by contacting the Compensation Department at the corporate offices. Any notice to be given to the Company under the terms of this Grant Notice shall be addressed to the Company, in care of the Compensation Director, at Huntington Bancshares Incorporated, Huntington Center, HC0318, 41 S. High Street, Columbus, Ohio 43287, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the address maintained on the books and records of the Company.
Please retain this Grant Notice, as it is the official statement of the key terms of your grant. Enclosed for your reference are the Stock Option Program Summary and the 2007 Stock and Long-Term Plan Prospectus.
If you have any questions regarding the administration of the Plan, please contact Joan Snyder at (614) 480-4885 or Holly Bush at 614-480-3011.

/s/ Richard A. Cheap	January 14, 2009
EVP, General Counsel, Secretary and Cashier	Date